November 7, 1996

Mr. Frank Fraser
Nordion International Inc.
447 March Road
Kanata, Ontario
K2K 1X8

Reference:  Equity Investments in Food Technology Services Incorporated


Dear Sir:

Thank you for your subscription in our corporation and payment in full in the amount of U.S. $20,000.

We appreciate your participation in our organization and this letter confirms your ownership of 25,000 shares at U.S. $.80 in the capital of FTSI as a result of your $20,000 investment of November 7, 1996.

                                           Yours very truly,
                                           Food Technology Services Inc.



                                           by:
                                               ---------------------------------
                                               Sam Whitney, Chairman


cc:  B. Butler
     C. McGuire